EXHIBIT 3.2

                              CERTIFICATE OF MERGER
                                       OF
                              GLOBAL E TUTOR, INC.

         Pursuant to the provisions of the Delaware Corporation Code Annotated Sections 251(f), and 252, and the Nevada Revised Statutes Section 92A.200, the following Articles of Merger are executed for the purpose of merging Kilimanjaro Group.com Inc., a Nevada corporation (the "Disappearing Corporation"), with and into Global E Tutor, Inc., a Delaware corporation (the "Surviving Corporation").

1. The Agreement and Plan of Merger, dated May 23, 2000, was approved, adopted, certified, executed and acknowledged by the Disappearing Corporation and the Surviving Corporation in accordance with Chapter 92A of the Nevada Revised Statutes and Section 252 of Delaware Corporation Code Annotated.

2. On May 23, 2000, the Agreement and Plan of Merger was submitted and duly approved by a unanimous written consent of all of the shareholders of the Disappearing Corporation pursuant to Sections 78.32 and 92A.120(7) of the Nevada Statutes.

3. The Agreement and Plan of Merger was submitted to and unanimously approved by the Board of Directors of the Surviving Corporation pursuant to Section 252 of the Delaware Corporation Code on April 19, 2000.

4. Pursuant to Section 251(f) of the Delaware Corporation Code shareholder approval of the Surviving Corporation was not required.

5. The executed Agreement and Plan of Merger is on file at the principal executive offices of the Surviving Corporation located at 3340 Peachtree Road, Suite 1800, Atlanta, GA 30326. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Disappearing Corporation or Surviving Corporation.

6. The Certificate of Incorporation of the Surviving Corporation, a Delaware corporation which is surviving the merger, shall be the Certificate of Incorporation of the surviving corporation.

7. Pursuant to the provision of Section 92A.190 of the Nevada Revised Statutes, the Surviving Corporation is deemed to have appointed the Secretary of State of the State of Nevada as its agent for service of process in a proceeding to enforce any obligation or the rights of dissenting shareholders of the Disappearing Corporation. The address where copies of process may be sent by the Secretary of State of the State of Nevada is as follows:

                  Odgen Murphy Wallace, P.L.L.C.
                  1601 Fifth Avenue, Suite 2100
                  Seattle, Washington 98101

                  Attn: James L. Vandeberg

8. The authorized capital stock of the foreign Disappearing Corporation is as follows:


    ------------------------- ------------------------ ------------------------
              CLASS              NUMBER OF SHARES            PAR VALUE
    ------------------------- ------------------------ ------------------------
          Common Stock              25,000,000                 $0.001
    ------------------------- ------------------------ ------------------------


                                             Dated this 24th day of May, 2000.

                                             GLOBAL E TUTOR, INC.

                                             By: /s/ Thomas McMurrain
                                             Its: President